UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PMC-Sierra, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Purpose of Filing: PMC-Sierra, Inc. (the “Company”) made the following communication publicly available on April 19, 2011 to supplement its Proposal No. 3 and correct an error in the disclosure regarding the voting requirement for the proposal to be considered at the May 5, 2011 annual meeting (the “Meeting”) of the Company’s stockholders.

PROPOSAL FOR ADOPTION OF AMENDMENT TO CERTIFICATE TO ELIMINATE CUMULATIVE VOTING IN DIRECTOR ELECTIONS

Proposal No. 3 described in the Company’s proxy statement (“Proxy Statement”) distributed and made available on or about March 22, 2011 relates to a proposal to amend the Company’s certificate of incorporation as now in effect (the “Certificate”) to eliminate the right of Company stockholders to cumulate their votes in the election of Company directors.

Protection of Stockholders’ Rights and Promotion of Accountability

Although cumulative voting—which permits a stockholder to allocate the votes that he, she or it may cast in an election of directors in any manner, whether all to a single nominee, ratably among several nominees or otherwise —may sometimes be used to support legitimate corporate governance purposes, the Board of Directors (the “Board”) of the Company is also aware that such a voting standard may permit holders of a relatively small minority of shares to elect a director who is not supported by holders of a large majority of shares.

In recommending to eliminate the right of Company stockholders to cumulate their votes in director elections, the Board has considered that cumulative voting is not a presumptive right of stockholders under Delaware law and was concerned that such a voting arrangement may give rise to a situation where an individual director views himself or herself as representing a particular minority stockholder group rather than the interests of the stockholders as a whole, resulting in partisanship and discord on the Board, and potentially impairing the ability of the directors to act in the best interests of, and to be held accountable to, all of the Company’s stockholders.

Because the Board believes that its members are and should be accountable to the Company’s stockholders as a whole, and not just to a minority stockholder group that has cumulatively voted its shares in support of its own special interests, the Board has not only determined that cumulative voting is no longer appropriate for the Company, but has further determined that Board members should generally be elected by the approval of a majority of the votes cast in an election of directors. Consequently, if cumulative voting is eliminated in the election of directors by the Company stockholders’ approval of Proposal No. 3 and the filing of the related amendment of the Certificate, then pursuant to a written consent adopted unanimously by the Board, the Company’s bylaws would thereafter require that nominees in uncontested elections of Company directors be elected by the approval of a majority of the votes cast. Because the mechanics of cumulative voting and majority voting are incompatible, the Board’s action to implement this majority vote standard will not and cannot take effect if stockholders reject the proposal to amend the Certificate to eliminate cumulative voting. The Board believes that the elimination of cumulative voting and the implementation of a majority vote standard will better ensure director accountability in uncontested elections.

The Board recommends a vote FOR the adoption of an amendment to the Certificate to eliminate the right of stockholders to vote cumulatively in director elections.

Vote Required to Amend Certificate

To adopt the amendment of the Certificate described above (Proposal No. 3 in the Proxy Statement), the affirmative vote of a majority of shares outstanding and entitled to vote at the Meeting is required, rather than the majority of votes cast at the Meeting as was indicated in the Proxy Statement.